Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-739-6729
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET RECEIVES DELISTING NOTICE FROM NASDAQ

SIOUX FALLS, SD, January 8, 2013 — LodgeNet Interactive Corporation (NASDAQ: LNET) (“LodgeNet” or the “Company”) today announced that on January 3, 2013 the Company received a Staff Determination Letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying the Company that the Company’s securities will be subject to delisting from The NASDAQ Stock Market.  Trading of the Company’s common stock will be suspended at the opening of business on January 14, 2013, and a Form 25-NSE will be filed with the U.S. Securities and Exchange Commission to remove the Company’s common stock from listing and registration on The NASDAQ Stock Market.  The Company does not intend to request an appeal of the decision to delist its common stock.

On December 31, 2012, the Company disclosed that it has entered into a $60 million investment agreement with Colony Capital, LLC and its affiliate, and certain other investors, to effect a recapitalization of the Company that will be implemented through an expedited Chapter 11 bankruptcy process (the “Planned Bankruptcy Filing”).  Pursuant to the Planned Bankruptcy Filing, as previously disclosed, holders of the Company’s outstanding shares of common stock and Series B Preferred Stock will have their shares cancelled without receiving any distribution.

The Staff’s determination to delist the Company’s securities from The NASDAQ Stock Market, in accordance with the Staff’s authority under Listing Rules 5101 and IM-5101-1, was based on the Planned Bankruptcy Filing and associated public interest concerns raised by it.  The Staff’s letter also cited concerns regarding the residual equity interest of the existing listed securities holders, as well as concerns about the Company’s ability to sustain compliance with all requirements for continued listing on The NASDAQ Stock Market, as reasons for the delisting determination.

As previously disclosed, on August 31, 2012, the Staff notified the Company that the bid price of its common stock had closed below $1 per share for 30 consecutive trading days, and accordingly, that the Company did not comply with Listing Rule 5450(a)(1).  Also, as previously disclosed, on September 21, 2012, the Staff notified the Company that for 30 consecutive days prior thereto it no longer met the market value of publicly held shares requirement of $15 million as required by Listing Rule 5450(b)(3)(C).  The Company has not regained compliance with either rule.

About LodgeNet

LodgeNet Interactive is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.5 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive

is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All rights reserved.

Special Note Regarding Forward-Looking Statements —

Certain statements in this press release constitute “forward-looking statements,” including, without limitation, statements regarding the Company’s investment agreement with Colony Capital LLC, its affiliate, and certain other investors, and the Company’s proposed recapitalization and Planned Bankruptcy Filing.

Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the Company’s ability to comply with the terms of the investment agreement, including the conditions to closing, which require, among other things, that the Company maintain a certain minimum amount of liquidity, maintain certain material contracts, and obtain the Bankruptcy Court’s approval of its Chapter 11 plan of reorganization; the Company’s ability to obtain Bankruptcy Court approval with respect to its motions in the Chapter 11 proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with the Company’s ability to consummate its plan of reorganization; the potential adverse effects of the Chapter 11 proceedings on the Company’s business, customer relationships, liquidity or results of operations; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our anticipated results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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